Exhibit 99.2

ALLEGIANT TRAVEL COMPANY ANNOUNCES OFFERING OF SENIOR SECURED NOTES

LAS VEGAS, June 9, 2026 /PRNewswire/ -- Allegiant Travel Company (NASDAQ: ALGT) (the “Company,” “we,” “us,” or “our”) has commenced an offering of $500.0 million in aggregate principal amount of Senior Secured Notes due 2031 (the “Notes”) to investors in a private offering.

Each of the Company’s subsidiaries, other than Dustland, LLC and certain other insignificant subsidiaries (the “Guarantors”), will guarantee the Notes.  The Notes and the related guarantees will be secured by security interests in substantially all of the property and assets of the Company and the Guarantors, excluding aircraft, aircraft engines, real property and certain other assets (the “Collateral”).  Some of the Collateral, other than the property and assets of Sun Country Airlines Holdings, Inc. and its subsidiaries which will secure the Notes and the related guarantees, currently secures the Company’s existing $403.0 million 7.25% Senior Secured Notes due 2027 (the “Existing Notes”) as well as a currently undrawn $150.0 million revolving credit facility.

The Company will use the net proceeds from the sale of the Notes to refinance in full the Existing Notes and all interest, costs, fees, expenses and other amounts due and payable in respect thereof and to use the balance for general corporate purposes.

The Notes and the related guarantees have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction.  The Notes and the related guarantees are being offered and sold only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act and to certain non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act.

Allegiant – Together We Fly™

Las Vegas-based Allegiant (NASDAQ: ALGT) is an integrated travel company with an airline at its heart, focused on connecting customers with the people, places and experiences that matter most. Through Allegiant Air and Sun Country Airlines, the company serves approximately 22 million annual customers across scheduled passenger, charter and cargo operations. Together, the airlines operate more than 650 routes serving nearly 175 cities throughout the United States and select international destinations. Allegiant is committed to providing affordable travel options, operational excellence and long-term value for customers, employees, communities and shareholders. For more information, visit Allegiant.com.

Media information, including photos, is available at http://gofly.us/iiFa303wrtF

Media Inquiries: mediarelations@allegiantair.com

Investor Inquiries: ir@allegiantair.com

No Offer or Solicitation

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities and shall not constitute an offer to sell or solicitation of an offer to buy, or a sale of, any securities in any jurisdiction in contravention of applicable law.